1. Name and Address of Reporting Person
   Condon, Robert C.
   1805 W. Russell Avenue
   Warsaw, IN 46580
2. Issuer Name and Ticker or Trading Symbol
   Lakeland Financial Corporation (LKFN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice president
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $16.25   12/11/2001 A         2000        12/11/2006 12/11/2011 Common  2000     $0.0000    2000     D
(Right to buy)                                                                 Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Robert C. Condon

DATE
01/03/2002